Exhibit 99.1 - Joint Filer Information and Signature
Joint Filers:

1.	Name:	Starr International Company, Inc.
	Address:	101 Baarerstrasse, Zug, Switzerland 6300

		By:	/s/ Stuart Osborne	March 15, 2021
		Name: Stuart Osborne		Date
Title: President and Treasurer

2.	Name:	Starr International Investments Ltd.
	Address:	19 Par-la-Ville Road, Hamilton, Bermuda HM11

		By:	/s/ Stuart Osborne	March 15, 2021
		Name: Stuart Osborne		Date
Title: Controller and Vice President